Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                         Six Months Ended
                                       Jun. 29,       Jul. 1,
                                        1996           1995
                                       ----------------------

Income before taxes                    $  2,977      $  2,815

Add fixed charges net of
   capitalized interest                      13            22

Income before taxes and fixed
  charges (net of capitalized
  interest)                            $  2,990      $  2,837

Fixed charges:

Interest*                              $      8      $     17

Capitalized interest                         17            23

Estimated interest component
  of rental expense                           5             5

Total                                  $     30      $     45

Ratio of earnings before taxes and
  fixed charges, to fixed charges          99.7          63.0


* Interest expense includes the amortization of underwriting fees for the relevant periods outstanding.